[Letterhead of Coopers & Lybrand]

                       Consent of Independent Accountants



We consent to the incorporation by reference in the registration statement of Progress Financial Corporation on Forms S-2 (File Nos. 33-58377 and 33-64991) and Forms S-8 (File Nos. 33-19570 and 33-58781) of our report dated January 23, 1996 which includes an explanatory paragraph regarding the Company's change in its methods of accounting for investments and income taxes, on our audits of the consolidated financial statements as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is incorporated by reference in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.


COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
March 26, 1996